Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of the 24th day of February, 2017 (the "Effective Date"), by and between LSI Industries Inc. (the "Company"), with principal offices located at 10000 Alliance Road, Cincinnati, Ohio 45242 and Dennis W. Wells (the "Executive") with a residence address on the records of the Company.
WITNESSETH:
WHEREAS, the Company and its affiliates and subsidiaries are engaged in the business of designing, engineering, manufacturing and marketing a broad array of lighting and graphics products for commercial/industrial lighting applications and corporate visual image programs (the "Business");
WHEREAS, the parties hereto entered into an Employment Agreement as of October 1, 2014 (the "Original Agreement") pursuant to which the Executive was initially employed as the Company's Chief Operating Officer;
WHEREAS, the Company promoted the Executive to Chief Executive Officer on October 22, 2014 and the Executive was appointed the Company's President on October 29, 2014;
WHEREAS, the parties desire to amend and restate the Original Agreement by entering into this Agreement in connection with the Company's continued employment of the Executive.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:
1. Employment.  The Company hereby employs the Executive as the Chief Executive Officer and President of the Company with the duties and responsibilities set forth in Section 4.
2. Term; Start Date.  The term of Executive's employment with the Company commenced on or about October 1, 2014 and shall end on that date on which such employment shall be terminated under the provisions of Section 8 hereof. Such term, regardless of the length thereof, shall be referred to herein as the "Employment Term".
3. Work Location.  The Executive's principal place of employment shall be the Company's current principal office at 10000 Alliance Road, Cincinnati, Ohio 45242 (the "Principal Office").
4. Duties and Responsibilities.
(a) Description.  The Executive shall be employed by the Company in such capacity or capacities, and shall perform such duties and exercise such powers, as are (i) commensurate with a Chief Executive Officer and President of a business of comparable size and type and (ii) consistent with his title, subject to such reasonable directions and restrictions as the Board of Directors of the Company may from time to time designate.  The Executive shall report to the Board of Directors of the Company.
(b) Time and Effort.  Subject to Section 4(a) above, the Executive shall:
(i) from the Principal office, devote his full working time and attention to the business and affairs of the Company, its subsidiaries and other affiliates and shall not, without the prior consent in writing of the Company, directly or indirectly, undertake any other business or occupation or become an employee, agent or director (or a person acting in a capacity similar to that of a director) of, or a consultant to, any other company, trust, firm, individual or person; provided, however, that nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as the undertaking forming the subject matter of any such investment is not otherwise in conflict with the Executive's contractual or other legal obligations to the Company;
(ii) perform those duties that may be assigned by the Board of Directors of the Company to the Executive diligently and faithfully to the best of the Executive's abilities and in the best interests of the Company and its affiliates; and
(iii) use his best efforts to promote the interests of the Company and its affiliates.
5. Compensation.
(a) Base Salary.  The Company shall pay the Executive a base salary at the annual rate of Five Hundred Sixty Thousand Dollars ($560,000) (the "Base Salary"), payable in accordance with the Company's payroll procedures, subject to all withholdings provided for in Section 9(e).  The Company shall review the Base Salary annually for an increase based on market trends, industry compensation information, internal considerations and Company and Executive's performance, which shall be made subject to and at the sole and absolute discretion of the Board of Directors or, if the Board shall so elect, the Compensation Committee.
(b) Bonus.  The Executive shall have the opportunity to receive an annual bonus through the participation in the Company's incentive compensation plans for executive officers, as adopted from time to time by the Board of Directors or the Compensation Committee, as the case may be, including, without limitation, the LSI Industries Inc. Short Term Incentive Plan (STIP) for Named Executive Officers—FY 2017 (Revised August 17, 2016) and successor plans.
(c) Stock.  Subject to the approval of the Compensation Committee of the Board of Directors, the Executive shall have the opportunity to receive share-based awards to be issued under the Company's Amended and Restated 2012 Stock Incentive Plan, including, without limitation, stock options, restricted shares, and restricted share units pursuant to and in accordance with the long term incentive plans of the Company as adopted from time to time by the Board of Directors or the Compensation Committee, as the case may be, including, without limitation, the LSI Industries Inc. Long Term Incentive Plan (LTIP) for Named Executive Officers—FY 2017 (Dated July 1, 2016) and successor plans.
6. Other Benefits.  The Executive shall also be entitled to the following:
(a) Employee Benefit Plans.  The Executive shall also be entitled to such benefits, and to participate in such benefit plans, as may be in effect from time to time and generally available to senior executive officers of the Company (and subject in any event to the participation standards and other terms and conditions of any such benefits or plans).
(b) Director & Officers Insurance.  The Company shall maintain director's and officer's liability insurance policies consistent with Company policies and procedures in effect from time to time and shall cause Executive to be covered under such policies during the Employment Term.  Upon termination of the Executive's employment for any reason, the Company will cause such policies to cover Executive in respect of acts and omissions during the period of employment as if the Executive was still an officer, director and/or employee, as applicable.
(c) Paid Time Off.  During the Employment Term, the Executive shall be entitled to Paid Time Off (PTO) in accordance with the Company's PTO policy.  The Executive's PTO will be scheduled at such times as will least interfere with the business of the Company.
7. Reimbursement of Expenses.  The Company shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive's performance of his duties hereunder, subject to and in accordance with the Company policies concerning reimbursement of such expenses and provided, in any event, that the Executive timely furnishes to the Company a complete and accurate accounting of all such, expenses.
8. Termination of Employment.  The Executive's employment hereunder shall or may, as the case may be, be terminated under the following circumstances:
(a) Death.  The Executive's employment hereunder shall terminate upon his death.
(b) Total Disability.  The Company may terminate the Executive's employment hereunder upon the Executive becoming "Totally Disabled." For purposes of this Agreement, the Executive shall be deemed "Totally Disabled" if, as determined by the Company, (i) he is deemed "totally disabled" (or other words to such effect) under any long-term disability plan maintained by the Company or (ii) he is unable, by reason of physical or mental disability, to perform, in all material respects the essential duties and responsibilities under this Agreement with reasonable accommodations.  If requested by the Company, and at its expense, the Executive shall submit to Executive's physician to determine whether the Executive is Totally Disabled.  If the Company is not satisfied with the diagnoses of the Executive's physician, the Company may request, at its expense, an examination by a physician selected by the Company in connection with the Company's attempts to determine whether the Executive is Totally Disabled.  If the diagnosis of the Executive's physician and the Company's physician are not in agreement, the Company may deliver written notice to each of the physicians requesting that the physicians select a third physician to examine the Executive and such third physician's diagnosis shall be binding upon the Executive and the Company.  If the Executive's physician and the Company's physician are unable to agree upon a third physician within thirty (30) days after the Company delivers notice, the Company may initiate arbitration through the AAA and the appointed arbitrator shall select a third physician.
(c) Termination by the Company for Cause.  The Company may immediately terminate the Executive's employment hereunder for Cause at any time by notice given to the Executive.  For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) indictment for, conviction of, or plea of guilty or no contest by the Executive to a felony, or of any criminal act; (ii) the unreasonable deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement, his employment duties hereunder (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive's commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury  or economic harm to the Company; (v) a deliberate or material violation of a written material Company policy; or (vi) a material breach of this Agreement (or any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.
(d) Termination by the Executive for Good Reason.  The Executive may immediately terminate his employment hereunder for Good Reason at any time by notice given to the Company which notice shall be provided within ten (10) days of Executive becoming aware of the facts giving rise to Good Reason.  For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following and the failure of the Company to rectify the same within thirty (30) days after the Executive shall have given written notice to the Company which identifies the action complained of and demands that it be rectified: (i) a material breach by the Company of this Agreement; (ii) a material reduction in the Executive's duties and responsibilities hereunder; (iii) a reduction in the Executive's Base Salary or Target Bonus specified in Section 5(b) (other than any such reduction which is applicable (proportionately) to all senior level executives of the Company); (iv) the Executive involuntarily ceases to be the Company's Chief Operating Officer or Chief Executive Officer (as applicable) or (v) the Board of Directors requires the Executive to permanently relocate from the greater Cincinnati area as a condition of his employment.  The parties acknowledge that Good Reason shall include any circumstance under which Executive ceases to be the chief executive officer of the Company following the occurrence of a Change of Control.
(e) Voluntary Termination.  Either the Company or the Executive may terminate the Executive's employment under this Agreement at any time for any reason or no reason upon such prior written notice to the other party as is provided for below in Section 8(f) (a termination effected by the Company under this provision being referred to as a termination "Without Cause").  Accordingly, each of the Company and the Executive acknowledges that Executive's employment with the Company is on a so-called "at-will" basis, and that no minimum period of employment is required hereunder or otherwise.  Executive shall give the Company at least sixty days' prior written notice in the event of a termination by him under this Section 8(e).  The Company shall not be obligated to give the Executive any prior written notice in connection with a termination by it under this Section 8(e), but may do so in its sole and absolute discretion.
(f) Notice of Termination.  Any termination of employment by the Company or the Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate the Executive's employment and, except in the case of Section 8(e), setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
9. Economic Consequences of a Termination of Employment.
(a) Under all Circumstances.  Under all circumstances upon termination of employment the Executive or his estate, as the case may be, shall be entitled to:
(i) Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive's employment shall actually have ceased (the "Termination Date");
(ii) Payment for any accrued and unpaid PTO or similar pay to which he is entitled under Company policies;
(iii) Any medical, dental, life insurance or similar "welfare" benefits to which the Executive may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 6 hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements;
(iv) If the Executive's employment shall be terminated by the Company Without Cause, the Executive shall terminate his employment for Good Reason, and in the event of the Executive's Death or Total Disability, all unvested stock options shall immediately and without further action become fully vested; and
(v) Exercise his vested stock options (including those vested in accordance with subparagraph (iv) above) for a period of twelve (12) months (or the remaining term of any such stock option, if shorter) in accordance with the terms of the Option Plan.
(b) Termination Without Cause or With Good Reason.
(i) No Change of Control.  In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason  or resigns without any reason and (B) the related Termination Notice shall not have been given during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to thirty-six (36) months of the Executive's then Base Salary (the "Severance Payment"). Subject to the provisions contained in Sections 9(d) and 18, the Severance Payment shall be made during the thirty-six (36) month period following the Termination Date in substantially equal installments as and when regular payroll payments are made by the Company. Notwithstanding the foregoing, in the event the Executive is "specified employee" as provided under Section 18, Severance Payments shall not commence or be made until first day of the seventh month after his termination of employment (or at such other date so that such payment is made in a manner that is either exempt from or complaint with the requirements of Section 409A) and the first installment of any payment of salary to which Executive is entitled hereunder shall be paid in a lump sum amount representing seven months of Executive's Base Salary.  In such circumstances, during the thirty-six (36) month following the Termination Date (the "Post-Termination Severance Payment Term"), the Executive shall also be entitled to medical, dental, life insurance or similar "welfare" benefits substantially similar in scope and cost to Executive as such benefits available to Executive immediately prior to Termination; provided that such benefits shall be discontinued to the extent that Executive obtains employment providing comparable benefits during such thirty-six (36) month period.  For purposes of the proviso in the immediately preceding sentence, if Executive becomes employed by a new employer, for Executive's health and welfare benefits to be determined to be "comparable," the new employer must maintain a major medical plan that does not limit, restrict or exempt Executive or Executive's dependents with respect to any pre-existing conditions which were covered under the Company's medical plan prior to Executive's termination of employment.  Executive's right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985  ("COBRA") shall be provided at the earlier of the end of the thirty-six (36) month period or the discontinuance of coverage because the Executive obtains employment providing comparable benefits.  For the avoidance of doubt, the Executive shall not be entitled to receive any payments under this Section 9(b)(i) if the Company terminates the Executive's employment for Cause. In addition, the obligations of the Company to make payments to the Executive under this Section 9(b)(i) shall immediately cease and be forever terminated, discharged and released if or when the Executive at any time directly or indirectly, whether as principal, agent, employee, director, consultant, stockholder, partner, member or in any other capacity, runs, owns, manages, operates, controls, becomes employed by, provides consulting services to, becomes an officer or director of, participate in, lends his name to, invest or acquires or receives any financial or other interest in or becomes connected in any manner with the management, ownership, operation or control of any business, venture or activity anywhere in North America and any additional geographic territories where the Company operates that is competitive with the Business; provided, however, that this provision shall not prohibit the Executive from acquiring, solely as a passive investment, securities of any entity listed on a national securities exchange or regularly traded in the over-the-counter market if the Executive does not own, collectively, five percent (5%) or more of any class of securities of such entity.
(ii) Change of Control.  In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Termination Notice shall have been given during a Change of Control Period, the Executive shall, be entitled to a severance payment in accordance with the Company's Change In Control Policy effective October 3, 2011 (as such policy may be amended from time to time ) (the "Change In Control Policy").  In such circumstances, during the twenty-four (24) month period following termination, the Executive shall also be entitled to medical, dental, life insurance or similar "welfare" benefits substantially similar in scope and cost to Executive as such benefits available to Executive immediately prior to the Change in Control Period; provided that such benefits shall be discontinued to the extent that Executive obtains employment providing comparable benefits during such twenty-four (24) month period.  For purposes of the proviso in the immediately preceding sentence, if Executive becomes employed by a new employer, for Executive's health and welfare benefits to be determined to be "comparable," new employer must maintain a major medical plan that does not limit, restrict or exempt Executive or Executive's dependents with respect to any pre-existing conditions which were covered under the Company's medical plan prior to Executive's termination of employment.  Executive's right to continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985  ("COBRA") shall be provided at the earlier of the end of the twenty-four (24) month period or the discontinuance of coverage because the Executive obtains employment providing comparable benefits.
(c) Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:
(i) "Change of Control" shall have the same meaning ascribed thereto in the Change In Control Policy; and
(ii) "Change of Control Period" shall mean the period beginning on the date on which a Change of Control occurs and ending on the one (1) year anniversary of such date.
(d) Release.  Notwithstanding anything to the contrary set forth herein, prior to the receipt of any benefits under Section 9(b), the Executive shall be required to execute a appropriate release of claims agreement (the "Release").  Any payments required to be paid pursuant to Section 9(b) shall commence on the forty-fifth day following termination of the Executive so long Executive shall have delivered a fully executed Release within thirty (30) days after the date of Executive's termination of employment and Executive has not revoked such Release within the applicable revocation period.  To the extent any such payment or benefit is not nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, then such payment or benefit shall commence upon the first scheduled payment immediately following the date the Release is executed an no longer subject to revocation.  The first payment shall include all amounts that otherwise would have been due prior to the effective date of the Release under the terms of Section 9(b) as though those amounts commenced immediately upon Executive's separation from service with any payments due thereafter shall be paid as provided in Section 9(b). If Executive fails to deliver such Release within such time period or if Executive revokes such Release, any payment due under Section 9(b) shall be forfeited.  Without limiting the foregoing, such Release shall specifically relate to all of the Executive's rights and claims in existence at the time of such execution (other than those surviving rights referred to in this Section 9, Executive's right to enforce this Agreement and Executive's rights to the benefits in this Agreement) and shall confirm the Executive's obligations under the Non-Disclosure Agreement.  If any payment under Section 9(b) is non-exempt deferred compensation for purpose of the Section 409A (as defined below), and if such forty-five (45) day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year.  In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release.
(e) Specified Benefits.  Except as specifically provided in this Section 9, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of his employment.
10. Withholding of Taxes.  (a)  If any amount, entitlement or benefit paid or payable to Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a "Payment") is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an "Excise Tax"), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments (such reduced amount hereinafter referred to as the "Limited Payment Amount").  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the change in control, as determined by the Determination Firm (as defined in Section 10(b) below).  For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 10, the "Parachute Value" of a Payment means the present value as of the date of the change in control of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 10, a "change in control" means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder.
(b)  All calculations under this Section 10 shall be made by a nationally recognized accounting firm or compensation consulting firm designated by the Company and reasonably acceptable to Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the "Determination Firm").  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax: (i) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the Determination Firm, does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Determination Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within 60 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination").  The Company shall pay all fees and expenses of the Determination Firm and Tax Counsel.  Within 15 days after Executive's receipt of the Determination, Executive shall have the right to dispute the Determination (the "Dispute").  The existence of the Dispute shall not in any way affect the right of Executive to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Determination Firm shall be final, binding and conclusive upon the Company and Executive (except as provided in subsection (c) below).
(c)  If, after the Payments have been made to Executive, it is established that the Payments made to, or provided for the benefit of, Executive exceed the limitations provided in subsection (a) above (an "Excess Payment") or are less than such limitations (an "Underpayment"), as the case may be, then the provisions of this subsection (c) shall apply.  If it is established, pursuant to a final determination of a court or an Internal Revenue Service ("IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Executive shall repay the Excess Payment to the Company on demand.  In the event that it is determined (i) by the Determination Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Executive of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to Executive under this Agreement, from such date until the date that such Underpayment is made to Executive.
(d)  In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 9(e) shall be of no further force or effect.
11. Entire Agreement and Amendments.  This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof; provided, however, that the parties hereby acknowledge and agree that nothing in this Agreement shall in any way limit the rights of the parties under the Non-Competition, Non-Solicitation and Non-Disclosure Agreement entered into by the parties hereto or any other agreement or instrument containing non-competition, non-solicitation and/or non-disclosure covenants applicable to Executive.  Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.
12. Notices.  All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof.  Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.
13. Governing Law.  This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Ohio.
14. Severability.  If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
15. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.
16. Assignment.  The rights and obligations of the Executive under this Agreement are personal to the Executive and are not assignable or delegable.  This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company's obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign, its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company's obligations under this Agreement as a condition of such assignment.  This Agreement shall be binding upon the Company and any successors thereto.
17. Waiver.  No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party.  The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.
18. Section 409A.  Notwithstanding anything to the contrary set forth herein, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code ("Section 409A") and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. For purposes of Section 409A, Executive's right to receive installment payments pursuant to this agreement shall be treated as a right to receive a series of separate and distinct payments.  Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  In the event that the Executive is a "specified employee" within the meaning of Section 409A, payments under Section 9(b) of this Agreement shall not commence or be made until the first day of the seventh month following the Termination Date, or shall be otherwise modified, but only to the minimum extent necessary to avoid the imposition of the additional twenty percent (20%) tax imposed under Section 409A; provided, however, that any such modification shall preserve, to the maximum extent possible in a Section 409A compliant manner, the original intent of the parties to this Agreement.  In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement are exempt from or comply with Section 409A, and this Agreement shall be interpreted accordingly.  The Executive is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code or other federal, state or local.
19. Attorney's Fees.  The Company will reimburse the Executive for up to $2,500 in attorney's fees that the Executive incurred in the negotiation, drafting and conclusion of this Agreement.  If a dispute arises between the Executive and the Company over the interpretation, application, enforcement or termination of this Agreement, the Company will reimburse the Executive for his attorney's fees, costs and disbursements incurred if he is the prevailing party on at least one of the material issues in dispute.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.
LSI INDUSTRIES INC.

By: /s/ Ronald S. Stowell
Name: Ronald S. Stowell
Title: Vice President, Chief Financial Officer

/s/ Dennis W. Wells
Dennis W. Wells